EXHIBIT 99.1

News

MGE Energy Increases Dividend for 45th Consecutive Year

Madison, Wis., July 17, 2020—The board of directors of MGE Energy, Inc. (Nasdaq: MGEE) today increased the regular quarterly dividend rate 5% to $0.37 per share on the outstanding shares of the company's common stock. The dividend is payable Sept. 15, 2020, to shareholders of record Sept. 1, 2020. This raises the annualized dividend rate by 7 cents from $1.41 per share to $1.48 per share.

"Todays 5% dividend increase marks the company's 45th consecutive year of increasing its dividend. We recognize the importance of dividend growth to our shareholders," Chairman, President and CEO Jeff Keebler said. "Our board's action today to increase the regular quarterly dividend rate reinforces the strength and resilience of MGE Energy's long-term business strategy in building your community energy company for the future."

MGE Energy has increased its dividend annually for the past 45 years and has paid cash dividends for more than 110 years.

About MGE Energy

MGE Energy is a public utility holding company. Its principal subsidiary, Madison Gas and Electric (MGE), generates and distributes electricity to 155,000 customers in Dane County, Wis., and purchases and distributes natural gas to 163,000 customers in seven south-central and western Wisconsin counties.

Contact

Steve Schultz

Corporate Communications Manager

608-252-7219 | sbschultz@mge.com